Exhibit 99.3
December 15, 2009

VIA CERTIFIED MAIL
AND FEDERAL EXPRESS

Hampshire Group, Limited	The Board of Directors
114 W. 41st Street	Hampshire Group, Limited
New York, New York 10036	114 W. 41st Street
Attn: Corporate Secretary	New York, New York 10036
Gentlemen:
     The undersigned beneficially own in the aggregate 464,018 shares of Hampshire common stock (or 8.5% of the outstanding shares based on 5,469,165 shares outstanding as of October 31, 2009).1
     As stockholders of Hampshire, we deserve a Board of Directors that will look out for our interests and be responsive to our concerns. The current Board has let us down as demonstrated by Hampshire’s financial results, severe share price underperformance, corporate governance policies that are unfriendly to stockholders and lack of accountability. We have not had a meeting of stockholders in over three years.
     Pursuant to Article II, Section 8(ii) of the Amended and Restated By-Laws of Hampshire (the “By-Laws”), the undersigned hereby request that the Board of Directors of Hampshire fix a record date for obtaining the written consent of stockholders of Hampshire to, among other things, remove and replace certain directors of Hampshire.
     In addition, to the extent required, the undersigned hereby request that the Board of Directors of Hampshire fix a record date for obtaining the written request of stockholders to call a special meeting of stockholders pursuant to Article II, Section 2 of the By-Laws.
     We have included with this letter a separate letter from Loubani L.P. pursuant to Section 220 of the Delaware General Corporation Law demanding the right to inspect Hampshire’s stockholder list and related materials. We also reserve the right to take further actions, including seeking a summary order from the Delaware Court of Chancery pursuant to Section 211(c) of the Delaware General Corporation Law for Hampshire to hold a meeting of stockholders.
     We hope that you will cooperate with us and not create obstacles designed to prevent or delay the stockholders of Hampshire from having a voice about their company.

[1]	The demand letter referred below includes documentary evidence that Loubani L.P. is the beneficial holder of 131,037 shares.

     Please direct any questions regarding this letter to Andrew Weil, Esq. or Neal Aizenstein, Esq., Morgan, Lewis & Bockius LLP, 77 West Wacker Drive, Chicago, IL 60601-5094, (312) 324-1000 (Phone), (312) 324-1001 (Facsimile).
Sincerely,
Loubani L.P.

By:	/s/ Mohammed Loubani	/s/ Peter W. Woodworth

	Mohammed Loubani	Peter W. Woodworth
Its:	General Partner

/s/ Mohammed Loubani		/s/ Joyce Woodworth
Mohammed Loubani		Joyce Woodworth